Exhibit 10.3

Amendment to Employment Agreement between

Slavie Federal Savings Bank and Charles E. Wagner, Jr.

In February 2005, the compensation committee of the board of directors increased Mr. Wagner’s annual compensation, effective January 1, 2005, to $80,000 per year. In February 2005, the compensation committee of the board of directors also determined that Mr. Wagner was entitled to a bonus of $7,700 for service during 2004.